Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary & Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION HOLDS

2017 ANNUAL MEETING OF SHAREHOLDERS

GETTYSBURG, PA, May 4, 2017 -— The 2017 Annual Meeting of Shareholders of ACNB Corporation, headquartered in Gettysburg, PA, was held on Tuesday, May 2, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, PA.  The business matters resolved at the Annual Meeting included four proposals related to the fixing of the number of directors and the number in each class of directors; election of four Class 3 Directors to serve for terms of three years; election of one Class 2 Director to serve for a term of one year; two advisory proposals related to a vote on executive compensation and the frequency of shareholder votes on executive compensation; and, ratification of the Corporation’s independent registered public accounting firm.

The first proposal fixed the number of directors of the Corporation at sixteen; the second proposal fixed the number of Class 1 Directors at six; the third proposal fixed the number of Class 2 Directors at six; and, the fourth proposal fixed the number of Class 3 Directors at four. All four of these proposals were approved by the ACNB Corporation shareholders.

The election of ACNB Corporation Directors followed. The shareholders reelected Frank Elsner, III, Scott L. Kelley and Daniel W. Potts as Class 3 Directors to serve for terms of three years until 2020. All were previously members of the Board of Directors of ACNB Corporation. The shareholders also

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elected James P. Helt as a Class 3 Director to serve for a term of three years until 2020. Mr. Helt will become President & Chief Executive Officer of the Corporation and President & Chief Executive Officer of ACNB Bank effective May 5, 2017. In addition, the shareholders elected Thomas A. Ritter as a Class 2 Director to serve for a term of one year with his retirement as President & Chief Executive Officer of ACNB Corporation and Chief Executive Officer of ACNB Bank effective May 5, 2017. Each member of the Corporation’s Board also serves on the Board of Directors for the Corporation’s banking subsidiary, ACNB Bank.

The advisory proposals, which are non-binding, included approval by the shareholders of ACNB Corporation’s executive compensation and the recommendation of the shareholders for the frequency of non-binding shareholder votes on executive compensation to occur every year.

The final proposal was ratification by the shareholders of the selection of BDO USA, LLP as ACNB Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  As of March 31, 2017, ACNB Corporation had total assets of $1.24 billion, total deposits of $990 million, and total loans of $952 million.  Originally founded in 1857 and now celebrating its 160th Anniversary, ACNB Bank serves its marketplace via a network of 22 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York.  In addition, the Bank operates a loan office in York, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 43 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; slow economic conditions; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2017-14

May 4, 2017